Exhibit 7

FIRST AMENDMENT TO

SYNDICATION AGREEMENT

THIS FIRST AMENDMENT TO SYNDICATION AGREEMENT, dated as of September 27, 2006 (this “Amendment”), is among J.P. Morgan Securities Inc., a Delaware corporation (the “Initial Purchaser”), and the several investors (each a “Backstop Purchaser” and collectively the “Backstop Purchasers”) who are signatories to that certain Syndication Agreement, dated as of May 10, 2006 (the “Agreement”). Terms defined in the Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein; and

WHEREAS, the Initial Purchaser and the Backstop Purchasers may enter into amendments to the Agreement, which shall bind all Backstop Purchasers thereunder.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1. AMENDMENT. Section 8 of the Agreement is hereby amended to delete (a) the “(ii)” in the second sentence and (b) the remainder of the second sentence after the phrase “consent of the Initial Purchaser”. Section 8 shall hereafter read in its entirety as follows:

“8.         Successors and Assigns; No Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. The Initial Purchaser may not assign or otherwise transfer any of its obligations hereunder without the prior written consent of each Backstop Purchaser (and any attempted assignment or transfer by the Initial Purchaser without such consent shall be null and void) and no Backstop Purchaser may assign or otherwise transfer its rights or obligations hereunder without the prior written consent of the Initial Purchaser. Nothing in this Agreement is intended to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement except to the extent such Person is expressly identified or described herein.”

SECTION 2. CONDITION PRECEDENT. This Amendment shall become effective when this Amendment has been duly executed by each of the Backstop Purchasers in accordance with the terms and conditions of Section 7(b) of the Agreement.

SECTION 3. MISCELLANEOUS.

3.1          Continuing Effectiveness, etc. The Agreement shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect.

3.2          Limitation. This Amendment shall be limited to its terms and shall not constitute a waiver of any other rights, powers and/or remedies that the Initial Purchaser or the Backstop Purchasers may have from time to time under the Agreement.

3.3          Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

3.4          Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

3.5          Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

J.P. MORGAN SECURITIES INC., as Initial Purchaser: By: ____________________________________________ Name:_________________________________ Title:____________________________________________

PLEASE SEE ATTACHED SIGNATURE PAGES FOR EACH BACKSTOP PURCHASER

SCHEDULE I

Name, Address and Account Detail for Each Backstop Purchaser